STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is NP108, Inc.

Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Rd, Suite 400 Street, in the City of Wilmington, County of New Castle Zip Code 19808 . The registered agent in charge thereof is Corporation Service Company, in County of New Castle.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Ten million (210,000,000), consisting of Two Hundred million shares (200,000,000) of Common Stock, $.001 par value per share and Ten million (10,000,000) shares of Preferred Stock $.001 par value with such classes, rights and privileges as maybe hereafter designated. Initially Series A Preferred shares in the amount of 500,000 are hereby authorized

Fifth: The name and mailing address of the incorporator are as follows:

Name Michael A. Littman
Mailing Address 7609 Ralston Road
Arvada, CO Zip Code 80002

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 17th day of December, A.D. 20 07

BY: [signature]
(Incorporator)

NAME: Michael A. Littman
(type or print)

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:04 PM 12/17/2007
FILED 04:04 PM 12/17/2007
SRV 071332797 - 4475571 FILE